Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACT:
Ted Detrick, Investor Relations, 215.761.1414
Edwin.detrick@cigna.com
Gloria Barone, Media Relations, 215.761.4758
Gloria.barone@cigna.com

DAVID M. CORDANI NAMED PRESIDENT, CHIEF OPERATING OFFICER
OF CIGNA CORPORATION

Philadelphia, June 25, 2008 - CIGNA Corporation Chairman and Chief Executive Officer H. Edward Hanway today announced the appointment of David M. Cordani, 42, as president and chief operating officer of CIGNA Corporation (NYSE: CI).  In this role, Cordani will have executive leadership responsibility for CIGNA’s group disability and life insurance and international businesses as well as for CIGNA HealthCare, the organization of which he has served as president since July 2005.

“David has consistently demonstrated mastery of our business and passion to help the people we serve improve their health, well-being and security.  His strategic vision combined with his ability to deliver strong results complement his energy, operational knowledge and management skills to create a leader ideally suited to this new role,” said Hanway.  “David’s top priorities will be to maximize profitable growth across all of CIGNA's businesses and to ensure we deliver a market-leading customer experience.”

Cordani joined CIGNA in 1991 and prior to his appointment as president of CIGNA HealthCare, served as president of Health Segments for CIGNA HealthCare and as senior vice president and chief financial officer of CIGNA HealthCare.  He also served as controller for CIGNA Corporation, and as president of CIGNA HealthCare's southeast region.  Prior to joining CIGNA, Cordani was with Coopers & Lybrand.

Cordani serves on boards of directors for the National Association of Manufacturers, the Connecticut Business and Industry Association, and the CIGNA Foundation. He holds a bachelor’s degree in science from Texas A&M University and graduated with a master’s degree in business administration (MBA) from the University of Hartford.  Cordani also is a chartered financial consultant and a certified public accountant.

He will continue to be based in Bloomfield, Conn.

About CIGNA

CIGNA (NYSE: CI) provides employers with benefits, expertise and services that improve the health, well-being and security of their employees. With more than 47 million covered lives in the United States and around the world, CIGNA's operating subsidiaries offer a full portfolio of medical, dental, behavioral health, pharmacy and vision care benefits and group life, accident and disability insurance. As of December 31, 2007, CIGNA Corp. and its subsidiaries had shareholders' equity of $4.7 billion. Full-year 2007 revenues totaled $17.6 billion. Web site: http://www.cigna.com.